CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Portfolio Partners, Inc.:


We consent to the use of our report dated February 9, 2001 on the statements of assets and liabilities of PPI MFS Emerging Equities Portfolio, PPI MFS Research Growth Portfolio, PPI MFS Capital Opportunities Portfolio, PPI Scudder International Growth Portfolio, and PPI T. Rowe Price Growth Equity Portfolio as of December 31, 2000, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in Post-Effective Amendment No. 5, to Registration Statement (No. 333-32575) on Form N-1A under the Securities Act of 1933.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


/s/ KPMG LLP
KPMG LLP

Boston, Massachusetts
April 18, 2001